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                                                                   EXHIBIT 10.19


                              CONSULTING AGREEMENT


         Consulting Agreement (this "Agreement"), dated as of July 20, 2005, by and between REALIZATION SERVICES, INC., a New York corporation (the "Consultant"); and Epixtar Corp., a Florida corporation ("Epixtar"), and each of the other companies shown on the signature pages hereto (i.e., pages 14, 15 and 16 hereto), each of which is a directly or indirectly owned subsidiary of Epixtar (collectively, the "Affiliates", and together with Epixtar, the "Client"). The Consultant and the Client are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

         WHEREAS, the Client desires to retain the Consultant, and the Consultant desires to be retained by the Client, pursuant to the terms and conditions set forth in this Agreement (the engagement hereunder, the "Engagement").

         NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:


TERM

   The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and continue through November 12, 2005 (the "Term"). The Client may terminate this Agreement at any time on not less than one (1) day's prior written notice to the Consultant; provided, however, that any such termination shall only be effective if the Client has paid to the Consultant all amounts due to be paid or reimbursed by it hereunder prior to any such termination. Any engagement of Consultant after the Term, or extension of the Term, is subject to the provisions of Section 11 hereof.


ASSIGNMENT OF WORK PERFORMED; PRIMARY CONTACT

   The Consultant will supervise and coordinate the performance of the services to be performed by its personnel pursuant to this Agreement, as more particularly set forth in Section 3 hereof, and will be responsible for the overall Engagement and for the interaction of such personnel with the Client. The Consultant's personnel shall be physically present at the business premises of the Client at such times and frequency during the course of the Engagement as the Consultant may reasonably determine. The Consultant shall perform its services for, and shall report to, the Board of Directors of Epixtar (the "Board of Directors"). The Board of Directors has designated Martin Miller, shareholder, as the Consultant's primary contact at the Client for the purposes of the Engagement.

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CONSULTING SERVICES

The Client hereby engages the Consultant as consultant to the Board of Directors to perform the following crisis-management, turnaround and other consulting services during the Term: (i) developing a plan to attempt to bring the Client's activities in the United States and the Philippines to a cash break-even level, on an operating-alone basis by October 10, 2005, and on an overall operating and non-operating basis by November 12, 2005, (ii) in connection with such development of such plan, assisting the Client in identifying the customers of the Client that are profitable and those that are not profitable, the employees of the Client that it should retain and those that it should terminate, and the other expenses of the Client that should be reduced and the extent of such reductions, (iii) assisting the Client in implementing such plan and improving operating efficiencies, (iv) creating a computer-based model of the Client's business to enable the Client to: (A) perform forecasting and budgeting with respect to its operations, (B) monitor its expenditures over time, and (C) measure its performance over time against budget and other milestones, (v) assisting the Client in communicating and dealing with its senior lender, Laurus Master Fund, Ltd. (the "Senior Lender"), and (vi) preparing such reports and other information as the Senior Lender and the Client may from time to time require (collectively, the "Consulting Services"). Consultant's role shall be strictly limited to that of an advisor to Client and nothing contained herein to the contrary shall authorize Consultant to act in any other capacity.

During the Term, the Client shall: (i) provide the Consultant's personnel with access to the Client's premises in order to facilitate the Consultant's performance of the Consulting Services, and (ii) furnish to the Consultant promptly such financial statements, business records and other documents and instruments as the Consultant may specify as necessary or desirable for its performance of the Consulting Services.

For its performance of the Consulting Services during the Term, the Consultant shall be entitled to receive: (i) for each week during the Term, its Daily Fees (as defined in Section 4 below) for the Consulting Services performed during that week, in accordance with the procedures set forth in Section 7 below, (ii) a Bonus (as defined in Section 9 below), subject to and in accordance with the terms of Sections 9 and 10 below, and (iii) all costs, expenses, disbursements and other amounts, approved by Client in advance, that are reimbursable to the Consultant under this Agreement, subject to the applicable limitations set forth in Section 6 below.

The Consultant acknowledges that the Client has budgeted the amount of $228,166 (the "Budgeted Amount") to pay the cost of the Consultant's Consulting Services during the Term, based on the Daily Rates (as defined in Section 4 below) which represents a substantial discount from Consultant's regular rates. The Consultant currently estimates that, based on the description of the Consulting Services set forth in Section 3(a) above, the aggregate amount of the Consultant's Daily Fees for the Consulting Services during the Term will be not less than 85% nor more than 115% of the Budgeted Amount.

The Parties acknowledge that neither the Consulting Services nor the estimate of the aggregate Daily Fees set forth above includes any of the following: (i) any work in assisting the Client to expand its operations beyond its existing lines of business, (ii) any work in performing due diligence to assist the Client in determining whether to enter into or consummate any merger, consolidation or other business combination with any third party, (iii) any assistance in selling time-sharing, (iv) any forensic work, or (v) any work beyond the end of the Term. The Client acknowledges that in the event it desires to expand the Consulting Services beyond those specifically described above, such additional services shall be conditioned upon the Consultant's agreement to perform the same and the Client's payment to the Consultant of compensation at the Daily Rates set forth in Section 4 below, or such other compensation or remuneration as to which the Parties agree and for which they enter into a written agreement.

CONSULTING RATES

The following rates (the "Daily Rates") shall apply, in accordance with the terms of this Agreement, to all work performed in furtherance of the Consulting Services during the Term, whether such work is performed at the Client's places of business or at other locations (such as the Consultant's place of business):
(i) one thousand seven hundred thirty-three dollars ($1,733) per day for work performed by Barry Kasoff, (ii) one thousand twenty-one dollars ($1,021) per day for work performed by Vincent McCann, (iii) nine hundred fifty-three dollars ($953) per day for work performed by William McOmie, (iv) nine hundred thirty-two dollars ($932) per day for work performed by Daniela Kovatsch, and
(v) five hundred forty-one dollars ($541) per day for work performed by Michael Camanzo. The term "Daily Fees" as used in this Agreement shall mean the consulting fees paid or to be paid to the Consultant based upon the Daily Rates for services provided hereunder (exclusive of any costs, expenses, disbursements and other amounts that are reimbursable to the Consultant under this Agreement). Client acknowledges that the Daily Rates hereinabove set forth represent a substantial discount from Consultant's regular hourly rates and that the Bonus amounts referenced in Sections 9 and 10 hereof, and the equity compensation referred to in Section 11 hereof, represent a mechanism for Consultant, upon achieving identified results or milestones, to realize its full rates and additional incentive compensation for the successful performance of its Consulting Services.

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The Consultant's personnel will work as many hours/days as is necessary in order to complete the Consulting Services. The Client agrees that: (i) eight hours of work by an individual consultant on a given day will result in billing for that individual consultant for an entire day, (ii) the Consultant will invoice at its Daily Rates in increments of one-twentieth of a (minimum) eight-hour day, and
(iii) the Consultant will invoice for the time that its personnel (including staff consultants and any Qualified Contractors retained pursuant to Section 5 below) expend in traveling in the course of performing the Consulting Services, including time spent traveling to and from the Client's business locations from and to the Consultant's headquarters location and the respective home locations of such personnel. Consultant shall obtain Client's approval prior to incurring any such travel expenses.

QUALIFIED CONTRACTORS

         The Consultant may, with the prior approval of Client, retain the services of qualified parties who are not employed by the Consultant ("Qualified Contractors") to render services in furtherance of the Engagement. The Consultant may pass through to the Client the actual costs of such outside services without any increase or mark-up, but only in an aggregate amount during the Term of not more than three percent (3%) of the aggregate amount of the Consultant's Daily Fees during the Term. Subject to such limitation, such costs shall be treated as a reimbursable expense hereunder. For this purpose, Qualified Contractors shall not include any counsel retained by the Consultant.




EXPENSES AND DISBURSEMENTS

         The Client will reimburse the Consultant for: (a) subject to the prior approval of Client, all reasonable out-of-pocket disbursements and expenses that the Consultant's personnel (including staff consultants and any Qualified Contractors) incur for travel, transportation, hotel and related costs, meals, office supplies, and incidental expenses while performing work related to the Consulting Services, and (b) the services of any Qualified Contractors retained by the Consultant pursuant to Section 5 above.


INVOICES; PAYMENTS; CERTAIN REMEDIES

Invoices On Monday of each week throughout the Term, the Consultant shall render an invoice to the Client at the Daily Rates for the Consulting Services rendered during the previous week (each such invoice, an "Invoice", and collectively, the "Invoices"). For purposes of this Agreement, the Consultant's week shall commence on each Monday and run through the following Sunday. Within two (2) Business Days (as defined below) after its receipt of each Invoice (ordinarily, by the close of business on Wednesday of each week), the Client shall either:
(i) approve such invoice and evidence its approval by causing an authorized representative of the Client to sign the bottom of such invoice and delivering a copy of such signed invoice to the Consultant, or (ii) deliver to the Consultant a written statement (a "Written Statement") signed by an authorized representative of the Client detailing the Client's specific objections to such invoice. If the Client does not deliver such signed Invoice or such a Written Statement within such two (2) Business Day period, such Invoice shall be deemed accepted by the Client. If such a Written Statement is delivered within such two
(2) Business Day period, the Client and the Consultant shall discuss the Client's objections set forth therein in good faith, and use their reasonable efforts to resolve the same within ten (10) Business Days after the end of such two (2) Business Day period. The Consultant shall adjust and reissue its Invoices in order to take into account any such resolution(s) between the Parties.

Payments Subject only to the procedures and requirements set forth in Section 7(a) above, the Client shall pay to the Consultant, in immediately available funds, not later than the third Business Day after the date of delivery of each Invoice (ordinarily, not later than Thursday of each week), the Daily Fees and the reimbursable disbursements and amounts set forth in such Invoice. Client must also obtain the consent of its Senior Lender to enter into this Agreement. In the event Client's Senior Lender does not consent to payments due Consultant, Client will not be deemed to be in default hereunder.

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Certain Remedies If the Client fails to make timely payments as required under
Section 7(b) above, or under any other provision of this Agreement, or if the Client fails to sign and deliver an Invoice within the two (2) Business Day period specified in Section 7(a) above, or to sign and deliver a Written Statement within such two (2) Business Day period and proceed in good faith to discuss and resolve the same, or if the Client and the Consultant do not resolve the Client's objections set forth in any Written Statement within the ten (10) Business Day resolution period, then: (i) the Consultant may suspend or discontinue the performance of the Consulting Services or terminate this Agreement without any further liability or obligation to the Client, without limitation as to the Consultant's rights and remedies to obtain full payment of all amounts and disbursements due in accordance with the terms and conditions of this Agreement, and/or (ii) either Party may seek a determination of any disputed or unpaid amount invoiced under this Section 7 in accordance with
Section 23 below. In the event of any dispute, the Client shall pay to the Consultant all sums that are not the subject of a bona fide dispute.

Definition For the purposes of this Section 7, "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close.

RETAINER

         The Client shall pay to the Consultant, at the commencement of the Term, a retainer of $25,000 against any and all sums due and owing to the Consultant under this Agreement. The Consultant may maintain such retainer balance until the conclusion of the Engagement and may, at such time or times as the Consultant deems appropriate, apply such balance in payment of outstanding Daily Fees, costs, expenses, disbursements and other amounts due to the Consultant under this Agreement. The Consultant shall, within fifteen (15) calendar days after the end of the Term, reimburse to the Client any amount that the Consultant holds in excess of sums due from the Client hereunder. The Parties acknowledge that such fifteen-day period is necessary to enable the Consultant to make a final determination as to any outstanding Daily Fees, costs, expenses, disbursements and other amounts that may be due to it.


BONUS AND ESCROW ACCOUNT

The Consultant will be entitled to receive from the Client, and the Client shall be obligated to pay to the Consultant, a bonus (the "Bonus") in an amount not to exceed two times 115% of the Budgeted Amount, or $524,782 (the "Bonus Cap"), on the terms and subject to the conditions set forth in this Section 9 and in
Section 10 below.

For each one (1) dollar of Daily Fees that the Client is to pay to the Consultant pursuant to Invoices rendered by the Consultant pursuant to Section 7 above, the Client will pay into a segregated escrow account two (2) dollars in cash towards the Bonus, subject, however, to the Bonus Cap. The Client shall make such cash payments into such an escrow account as and when the related Daily Fees are due and payable in accordance with Section 7 above (the amount of such funds that should be on deposit in such escrow account pursuant hereto from time to time, the "Bonus Funds").

The Client and Consultant will establish the escrow account for the benefit of "Realization Services, Inc., as Consultant", at or with a law firm or banking institution mutually acceptable to the Parties as soon as possible after the execution and delivery of this Agreement by both Parties. For purposes hereof, the Senior Lender is mutually acceptable to the Parties to serve as escrow agent. The Parties will cooperate in good faith to execute such documentation with respect to such account as shall be reasonably acceptable to them, consistent with the terms hereof, and shall enter into an escrow agreement with the designated escrow agent, consistent with the terms hereof.

RELEASE OF BONUS FUNDS

Within two (2) Business Days after any one of the following events, fifty percent (50%) of the Bonus Funds in escrow shall be released to the Consultant:
(i) repayment of the bridge loan (the "Bridge Loan") that the Senior Lender extended to the Client on or about July 15, 2005, or (ii) Client's EBITDA is a positive amount for any thirty (30) day period that occurs during the Term, or for the thirty-day period that commences on the last day of the original Term (i.e., from November 12, 2005 through December 11, 2005).

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Within two (2) Business Days after any one of the following events, one hundred percent (100%) of the Bonus Funds in escrow shall be released to the Consultant:
(i) termination of this Agreement by the Client, for any reason or for no reason, at any time prior to November 12, 2005, or (ii) the Parties agree to continue this Agreement through a date that extends beyond November 12, 2005, or the Client otherwise retains the Consultant for additional services the performance of which is to occur at any time after November 12, 2005, or (iii) repayment of the Client's overall loan position with the Senior Lender (including without limitation the Bridge Loan), or (iv) the Client's operations in the United States and the Philippines generate a positive cash flow (break-even) for any thirty (30) day period that occurs during the Term, or for the thirty-day period that commences on the last day of the original Term (i.e., from November 12, 2005 through December 11, 2005), exclusive of any banking fees or charges, or any investment banking fees or other fees and costs incurred in connection with the procurement of capital, financing or a new loan. The Parties acknowledge that the rationale for releasing 100% of the Bonus Funds upon the events described in subsection (iii) above is that such an event of agreement or retention will be indicative of the Consultant's performance of the Consulting Services in a superior manner that the Client has found to be acceptable and to provide Consultant compensation approximate to its regular hourly rates, together with a reasonable amount of incentive compensation.

For the purposes of this Section, the Client will give the Consultant access to the Client's books, records, internal and external financial statements and financial information, and internal and external audits to facilitate the Consultant's determination, in accordance with GAAP, as to whether the applicable break-even level has been achieved for the required thirty-day period.

The Parties acknowledge that notwithstanding any release of 50% of the Bonus Funds pursuant to Section 10(a) above, the Client will continue to make payments into the escrow account in accordance with Section 9 above against the further possibility that release of the remaining Bonus Funds, including such new payments into such account, may occur pursuant to Section 10(b) above.

To the extent that the Bonus Funds are not to be released pursuant to Sections 10(a) and/or 10(b) above on or before December 13, 2005, and are not otherwise released pursuant to the joint written instruction of the Parties, the remaining funds (if any) will be released directly by the escrow agent to the Senior Lender for the purpose of paying down the Client's outstanding loan position with the Senior Lender, and the Parties will take all necessary actions to facilitate such payment to the Senior Lender.

Any interest that accrues on the Bonus Funds shall be paid to Consultant and the Senior Lender in proportion to the amounts of Bonus Funds disbursed to such parties.

In the event Client fails to accept Consultant's reasonable suggestions with regard to savings then, in computing the bonus arrangement, Consultant shall get the benefit of a computation reflecting the savings as if they had been affected.


RETENTION FOR SERVICES AFTER NOVEMBER 12, 2005; EQUITY ISSUANCE

     In the event that the Parties agree to continue this Agreement through a date that extends beyond November 12, 2005, or in the event the Client otherwise retains the Consultant for additional services to be performed at any time after November 12, 2005, such continuation or retention (as applicable) will not include any provision for any cash bonus that may be payable to the Consultant (i.e., any bonus similar to the Bonus provided for herein). Rather, in lieu of any such cash bonus the Client will pay Consultant's Daily Fees as set forth in Section 4 hereof and will issue to the Consultant, for each thirty (30) day period of services that the Consultant renders pursuant to such continuation agreement or other retention, that number of shares of the Client's registered, authorized and unissued common stock as is equal to one percent (1%) of the total number of the Client's issued and outstanding shares of common stock as of the end of that thirty (30) day period of services, up to the amount of, and not to exceed, a cumulative aggregate of 4.9% of the total number of the Client's issued and outstanding shares of common stock. For periods in which Consultant works less than thirty (30) days, the amount of common stock to be issued to Consultant shall be pro rated. In the event that Consultant is continuing to render services on behalf of or for the benefit of Client after the 4.9% threshold has been reached, and Client thereafter issues additional common stock, Consultant shall continue to be entitled to receive its equity bonus until it has received a cumulative number of shares equal to 4.9% of the Client's then total issued and outstanding shares of common stock. The Client shall issue such registered shares of common stock to the Consultant, in the Consultant's name or in such other name as the Consultant may from time to time direct, within fifteen (15) Business Days after the end of each such thirty (30) day period.

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SERVICES RELATING TO FORENSIC EXAMINATION

     In the event that the Client intends at any time during the Term to retain an outside provider to perform a full forensic examination of its operations in the United States, the Consultant shall be entitled to submit a bid for the performance of such services for the same scope of services as to which Client requests other providers to submit bids. If the total cost to the Client of the Consultant's bid is at least 15% lower than the cost of the lowest bid submitted by another provider, the Client will be obligated to retain, and will retain, the Consultant to perform such forensic examination. If the total cost to the Client of the Consultant's bid is not at least 15% lower than the cost of the lowest bid submitted by another provider, the Client will be not be obligated to retain the Consultant to perform such forensic examination, but will give the Consultant's bid its good faith consideration. If the Client retains the Consultant pursuant to this Section, the Consultant will perform such forensic services and render invoices therefor on a weekly basis, and the Client shall pay such invoices weekly in accordance with the procedures set forth in Section 7 above.



RETURN OF DOCUMENTS AND PROPERTY

   Upon the expiration or termination of the Engagement and provided that all amounts due to the Consultant hereunder have been paid and/or delivered to the Consultant, the Consultant shall, upon written request from the Client, deliver or cause to be delivered to the Client: (a) all documents and materials, including, without limitation, computer files, relating to the Client's business affairs, and (b) all documents, materials, equipment and other property, including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and identification cards, belonging to the Client, which in either case are in the possession or under the control of the Consultant; provided, however, that (i) the Consultant shall not be responsible for any loss, damage, destruction or unauthorized third-party use of such documents or materials that result from any cause other than the Consultant's own gross negligence or misconduct, and (ii) the Consultant may retain copies of such materials that contain, comprise or relate to the Consultant's work product. The Consultant shall pay the cost of any delivery required under this Section, and the cost of any copies of materials that contain, comprise or relate to the Consultant's work product.


CERTAIN REPRESENTATIONS

   The Consultant and the Client each represents and warrants that: (a) it has the full power and authority to be bound, and intends to be bound, by all of the terms and conditions set forth herein and to execute all documents and perform all acts and transactions required hereby, (b) it has not entered into any agreements, arrangements or understandings with any third party, whether orally or in writing, relating to the subject matter hereof, and (c) neither the delivery of this Agreement nor the performance of any obligations contemplated by this Agreement will result in any breach or default under any lease, license, commercial instrument, note, contract, agreement, arrangement or understanding to which it is a party or is subject.


INDEMNIFICATION

The Client is responsible for the accuracy, completeness and propriety of information that it provides to the Consultant concerning the Client's business, employees, services, finances, liabilities, obligations, organization, legal status, and business and accounting practices. The Client shall indemnify and hold the Consultant harmless from and against all losses, damages, liabilities, claims, demands, lawsuits and expenses, including reasonable attorneys' fees and disbursements, that the Consultant may incur or be liable for arising out of or in connection with any of the following: (i) any (alleged or actual) false, misleading, inaccurate or incomplete information provided to the Consultant, or any (alleged or actual) omission of any material fact, in connection with its performance of the Consulting Services; (ii) any matter arising from the Consultant's rendering of services to the Client pursuant to this Agreement other than claims resulting from the Consultant's gross negligence or material breach of its obligations hereunder; (iii) any matter or thing relating to, arising out of, or concerning the business, employees, services, finances, liabilities, obligations, organization, legal status, regulatory compliance, business practices, accounting practices, relationships, operations, activities, acts, omissions, records, history or other affairs of any kind or nature of the Client or of its suppliers, vendors, customers, clients, owners, directors, managers, employees, personnel, contractors, agents or representatives, or (iv) the collection by the Consultant of any sums due to be paid by the Client to the Consultant pursuant to the terms of this Agreement or otherwise relating to the Consultant's enforcement of the rights provided to the Consultant hereunder.

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The Consultant will indemnify and hold the Client harmless from and against all losses, damages, liabilities, claims, demands, lawsuits and expenses, including reasonable attorneys' fees and disbursements, that the Client may incur or be liable for arising out of or in connection with any of the following: (i) claims resulting from the Consultant's gross negligence in its rendering of services to the Client pursuant to this Agreement or from its material breach of its obligations under this Agreement, (ii) claims from Consultant and its employees resulting from loss of life, bodily or personal injury arising from or out of any occurrence in, upon, at or from Client's premises or the occupancy or use by Consultant of said premises, or (iii) the Client's enforcement of the rights provided to the Client under this Agreement.

The Parties' respective obligations under this Section include payment for all expenses (including reasonable attorneys' fees and disbursements) incurred by the other Party in connection with any subpoena, discovery demand or other directive having the force of law or governmental inquiry served upon or directed to the other Party or any of its affiliates that relate to the indemnifying Party, its business or its industry that arises out of any litigation, proceeding, investigation or inquiry involving the indemnifying Party. Each Party agrees to promptly notify the other (i.e., the indemnifying) Party upon its receipt of any such subpoena, demand or other directive, and to cooperate with the other (i.e., the indemnifying) Party, at the other (i.e., the indemnifying) Party's expense, in connection with its response thereto.

CONFIDENTIALITY

Each Party hereto shall hold in strict confidence from any third party the contents of this Agreement.

The Consultant acknowledges that in the course of the Engagement it may be furnished with or may otherwise receive or have access to proprietary information or material that relates to past, present or future financial information, client lists, business processes, technical information and data, marketing plans, and/or business strategies relating to the business affairs and operations of the Client (collectively referred to as the "Confidential Information"). It is acknowledged by the Consultant that the Confidential Information to be furnished is in all respects confidential in nature, and that any disclosure or use of the same by the Consultant, except as provided in this Agreement or necessary for the Consultant to perform the services contemplated under this Agreement, may cause serious harm or damage to the Client. Therefore, the Consultant agrees that it will not use the Confidential Information furnished for any purpose except as contemplated by this Agreement, and agrees that it will not, either directly or indirectly, disclose this Confidential Information either in whole or in part, to any third party; provided, however, that: (i) the Confidential Information furnished may be disclosed to those officers and employees of the Consultant, and the Consultant's attorneys, who require such Confidential Information for the purpose of performing services related to the Engagement or in connection with the collection of amounts due to the Consultant, and to those advisors and/or representatives of the Consultant as to whom the Client shall have given its prior written consent, which consent shall not be unreasonably withheld (it being understood that those directors, officers, employees, advisors, attorneys, consultants and representatives will be informed by the Consultant of the confidential nature of such Confidential Information and will be directed by the Consultant to treat such Confidential Information confidentially); (ii) any Party hereto may make any disclosure required to be made by it under applicable law or order of a court of competent jurisdiction if counsel to such Party determines that it is necessary to do so and such Party gives prior written notice to the other Party hereto, using its reasonable efforts to hold discussions with such other Party prior to disclosure; (iii) any disclosure of the Confidential Information may be made as required by the SEC or the Senior Lender; and (iii) any disclosure of the Confidential Information may be made to which the Client consents in writing. In addition, the limitations on the disclosure of Confidential Information as provided herein shall not apply to any Confidential Information that: (A) is publicly known, (B) is given to a Party by someone else who is not obligated to maintain confidentiality, or (C) a Party had acquired prior to the execution date of this Agreement, as evidenced by documents.

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Notwithstanding anything contained in this Section 16 or otherwise in this
Agreement to the contrary, the Client authorizes the Consultant to disclose such Confidential Information and/or the Consultant's work product relating to the
Client: (i) to the Client's independent auditors and/or outside accountants,
(ii) to the Senior Lender, and to other lenders of the Client, and (iii) as otherwise may be required by law. The Client also authorizes the Consultant to conduct in-person and telephone conversations, and to meet, with the parties described in subsections (c)(i) and (ii) above for the purpose of making such disclosures.

LIMITATION OF LIABILITY

   In no event shall the Consultant be liable, in damages or otherwise, to the Client for any error of judgment or other act or omission performed or omitted by the Consultant under or otherwise in respect of this Agreement, except for acts or omissions for which the Consultant is liable for indemnification pursuant to Section 15(b) above. Furthermore, in no event shall the Consultant be liable, as a direct or indirect result of the performance of its duties under this Agreement, for: (i) special, indirect, consequential or punitive damages or
(ii) any amount that exceeds the aggregate Daily Fees (exclusive of costs, expenses and other amounts reimbursed to the Consultant under this Agreement) that the Consultant shall have actually received pursuant to this Agreement.


SUCCESSORS AND ASSIGNS

   Neither the rights nor the obligations of any Party to this Agreement may be transferred or assigned without the prior written consent of the other Party; provided, however, that the Client may assign its rights and obligations under this Agreement to any entity that is an Affiliate (as defined below) of the Client (or of one of the entities that comprise the Client). Any purported transfer or assignment in violation of this Agreement shall be ab initio null, void and of no force or effect whatsoever. For the purposes hereof, "Affiliate" means parent entities and subsidiaries of the Client and entities under Common Ownership (as defined herein) with the Client, and "Common Ownership" means majority ownership or control of an entity by a majority of the beneficial owners of the Client.


NOTICES

   Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and either: (a) personally delivered, (b) mailed properly addressed in a sealed envelope, postage prepaid, by certified or registered mail, (c) delivered by a reputable overnight delivery service, or (d) sent by facsimile. Unless otherwise changed by notice delivered in accordance with the provisions hereof, notice shall be properly addressed to the Consultant if addressed to: Realization Services, Inc., Attention: Barry L. Kasoff, President, P.O. Box 189, 124 David's Hill Road, Bedford Hills, New York 10507, fax number (914) 234-6424, with a copy to: Michael D. Friedman, Esq., c/o Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, fax number (212) 704-6288; and properly addressed to the Client if addressed to: Epixtar Corp., Attention: Irving Greenman, Biscayne Center, Seventh Floor, 11900 Biscayne Boulevard, Miami, FL 33181, fax number (305) 503-8610.


INDEPENDENT CONTRACTOR STATUS

   The Consultant shall serve under this Agreement as an independent contractor of the Client. As between the Consultant and the Client, the Consultant will be responsible for all taxes arising from the consulting fees paid to the Consultant hereunder. The Parties acknowledge that the Consultant is not a fiduciary of, nor in a fiduciary relationship with, the Client and that nothing contained herein is intended to establish a partnership, joint venture or any other similar relationship between the Parties.


LIMITATIONS ON CONSULTANT'S ROLE AND AUTHORITY

   The work to be performed by the Consultant as contemplated by this Agreement shall be in a consulting capacity, and will, subject to the terms hereof, be at the direction of the Client. The Consultant will not have any authority to make commitments on behalf of the Client, unless it has obtained prior written authorization from the Client and the Consultant has accepted such authorization in a writing signed by its President, Barry L. Kasoff. Absent express authorization from the Client, the Consultant is without authority to implement any recommendations made to the Client and, for all purposes, the Client is solely responsible for all decisions to be made relating to the business and finances of the Client.

GOVERNING LAW

   This Agreement shall be construed in accordance with, governed by and enforced under the laws of the State of New York without regard to principles of conflicts or choice of laws.




DISPUTE RESOLUTION

In the event that the Parties are unable to resolve any dispute under or relating to this Agreement, either Party may commence an arbitration proceeding to resolve such dispute. Any such arbitration shall be conducted in New York, New York by the American Arbitration Association (the "AAA") in accordance with the expedited arbitration procedures under the Commercial Arbitration Rules, and the arbitrator's determination with respect to any dispute shall be final and binding on the Parties and not subject to appeal or review (judicial or otherwise) on any ground. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction. From and after the commencement of any such arbitration and until the final award therein, each Party shall be liable for one-half of: (a) the out-of-pocket filing fees charged in connection with the commencement of such arbitration, and (b) the costs and expenses of the arbitrator; provided, however, that the arbitrator shall be entitled, as part of the final award in such arbitration, to award to the prevailing Party therein such of its attorneys' fees and disbursements and other fees, costs and expenses as the arbitrator may deem necessary or appropriate.


ACCURATE INFORMATION

   In connection with the Engagement, the Client will furnish the Consultant with all information concerning the Client that the Consultant reasonably deems appropriate, including all information concerning the Client's business, assets, operations and financial condition, and the Client will provide the Consultant with access to its officers, directors, accountants and counsel for discussions and consultations at such time as the Consultant may reasonably request. The Consultant shall be entitled to rely upon any and all information supplied by the Client and its officers and agents. The Client represents, warrants and covenants that all such information and documentation supplied to the Consultant shall be true, correct and complete. All non-public information concerning the Client that is given to the Consultant will be used solely in the course of the performance of the Consultant's services hereunder and will be treated confidentially in accordance with the confidentiality provisions of this Agreement.


MISCELLANEOUS

The Client is comprised of more than one entity, and each of such entities shall be jointly and severally liable for the payment of all fees, bonuses, amounts, reimbursements, and other sums due to be paid to the Consultant hereunder, notwithstanding that all or part of the services rendered by the Consultant are performed for or inure to the benefit of any one or more of such companies or an affiliate, subsidiary or other party related to the Client or to such other person or entity as may be directed by the Client.


This Agreement has been approved by Client's board of directors.


This Agreement creates no relationship of joint venturers, partners, associates or of principal and agent between the Parties.

Except as may otherwise be expressly provided herein, each Party intends that this Agreement shall not benefit or create any right or cause of action in any person or entity other than the Parties hereto, it being the express intention of the Parties not to create any third-party beneficiaries to this Agreement.

Any forbearance or failure on the part of either Party to enforce or obtain any of its rights hereunder shall not constitute or be deemed a waiver and shall be applicable only to the specific event or matter then at hand and shall not constitute or be deemed a waiver or abandonment of any other rights hereunder, and this Agreement shall continue in full force and effect as though such forbearance or failure had not occurred.

If any provision of this Agreement is found to be illegal, invalid or unenforceable, such finding shall not affect the legality, validity or enforceability of the other provisions of this Agreement, which shall remain in effect unless the Consultant deems such provision(s) to be essential to this Agreement, in which case the Consultant may terminate this Agreement immediately upon written notice to the Client.

This Agreement and any attachments hereto shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all other agreements and understandings between the Parties with respect to the specific subject matter hereof. In executing this Agreement, the Parties have not relied and do not rely on any statements, inducements, promises, or representations made by each other (except as expressly provided herein) or any other party or their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.

This Agreement may not be changed, altered or modified except by a writing signed by an authorized representative of each of the Parties.

Notwithstanding any termination or expiration of this Agreement, the following Sections shall survive and remain in full force and effect for the periods set forth below: (i) Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 until the final resolution of the rights and obligations of the Parties therein, (ii)
Section 15, until all possible claims for indemnification thereunder have either been adjudicated to a final, non-appealable conclusion, or extinguished under applicable statutes of limitation, and (iii) Sections 16, 17, 18, 19, 20, 21, 22, 23, 24 and this Section 25, until the foregoing Sections mentioned in this subsection (h) are no longer in effect.

The Parties agree that the terms and provisions of this Agreement are the result of negotiations between the Parties and/or their counsel, and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its counsel participated in the drafting of this Agreement.

Each of the Parties represents and warrants to the other that it has had full opportunity to obtain, and has in fact obtained, the advice of its own legal counsel with respect to this Agreement and the transactions contemplated.

This Agreement may be signed in counterparts and shall become effective as if executed in a single, complete document upon its execution by all Parties. Facsimile signatures of the Parties will have the same force and effect as original signatures.



         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CLIENT (INCLUDING AFFILIATES):              CONSULTANT:

EPIXTAR CORP._____                                   REALIZATION SERVICES, INC.

BY:_____________________________            BY:________________________________
   _____________________________                BARRY L. KASOFF, ITS PRESIDENT


VOXX CORPORATION,
A FLORIDA CORPORATION

BY:_____________________________

   --------------, -------------

EPIXTAR MARKETING CORP.,
A FLORIDA CORPORATION

BY:_____________________________

   --------------, -------------


EPIXTAR INTERNATIONAL CONTACT CENTER GROUP, INC.
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------


EPIXTAR PHILIPPINES IT-ENABLED SERVICES CORP.,
A PHILIPPINES CORPORATION

BY:_____________________________

   --------------, -------------








                       [SIGNATURES CONTINUED ON NEXT PAGE]
                [SIGNATURES FOR CONSULTING AGREEMENT, CONTINUED]

EPIXTAR INTERNATIONAL CONTACT CENTER GROUP, LTD.,
A BERMUDA CORPORATION

BY:_____________________________

   --------------, -------------


EPIXTAR COMMUNICATIONS CORP.,
A FLORIDA CORPORATION

BY:_____________________________

   --------------, -------------


NOL GROUP, INC.,
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------


IMS INTERNATIONAL, INC.,
A PHILIPPINES CORPORATION

BY:_____________________________

   --------------, -------------

NATIONAL ONLINE SERVICES, INC.,
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------


LIBERTY ONLINE SERVICES, INC.,
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------


                       [SIGNATURES CONTINUED ON NEXT PAGE]

                [SIGNATURES FOR CONSULTING AGREEMENT, CONTINUED]

AMERIPAGES, INC.,
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------


B2B ADVANTAGE, INC.,
A DELAWARE CORPORATION

BY:_____________________________

   --------------, -------------

                                [END OF DOCUMENT]